Exhibit 4

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13D with respect to the common stock, $0.10 stated value per share (“Common Stock”), of White Electronic Designs Corporation, an Indiana corporation (the “Company”) (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Section 13d-1(k)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

        IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 25th day of September, 2009.

DESERT EQUITY LP

By: DESERT MANAGEMENT LLC,
its general partner
By: /s/ Brian R. Kahn Name: Brian R. Kahn Title: Sole Member and Manager

DESERT MANAGEMENT LLC

By: /s/ Brian R. Kahn Name: Brian R. Kahn Title: Sole Member and Manager

CAIMAN PARTNERS, L.P.
By: CAIMAN CAPITAL GP, L.P., its general partner
By: CAIMAN CAPITAL MANAGEMENT, LLC, its managing general partner By: /s/ Brian R. Kahn Name: Brian R. Kahn Title: Sole Member and Manager

CAIMAN CAPITAL, GP, L.P.

By: CAIMAN CAPITAL MANAGEMENT, LLC, its
managing general partner
By: /s/ Brian R. Kahn Name: Brian R. Kahn Title: Managing Member

CUSIP No. 963801105                                                                     13D                                                  Page 17 of 17 Pages

CAIMAN CAPITAL MANAGEMENT, LLC

By: /s/ Brian R. Kahn Name: Brian R. Kahn Title: Managing Manager

BRIAN R. KAHN

By: /s/ Brian R. Kahn Name: Brian R. Kahn, and individual